Ashton Woods USA L.L.C.	1405 Old Alabama Road Suite 200 Roswell, GA 30076 Phone: (770) 998-9663 Fax: (770) 998-7494
NEWS FOR IMMEDIATE RELEASE
Friday, August 22, 2008

Ashton Woods USA L.L.C. Reports Summary Preliminary Results for Fiscal 2008

ATLANTA, August 22, 2008/PRNewswire/ -- ASHTON WOODS USA L.L.C. (Bloomberg: ASHWOO) (CUSIP: 045086 AB 1), today reported summary unaudited and preliminary financial results for its fiscal year ended May 31, 2008.

The Company expects that its financial and operating results for fiscal 2008 will include the following:

•	An estimated net loss of approximately $113.5 million, taking into account asset impairment charges of approximately $116.9 million, on revenues of $408.1 million in fiscal 2008, as compared to net income of $24.7 million, taking into account asset impairment charges of $18.8 million, and revenues of $581.0 million in fiscal 2007;
•	Tangible net worth at May 31, 2008 will be approximately $58.7 million;
•	Home closings of 1,393 in fiscal 2008, down 30.1% as compared to fiscal 2007;
•	Net new home orders for fiscal 2008 of 1,043 as compared to 1,564 in fiscal 2007;
•	Loss on land sales of $25.1 million (included in the $116.9 million impairment charges) recognized in fiscal 2008 as a result of a previously reported sale of properties to an affiliate of the Company.

Tom Krobot, President and Chief Executive Officer of ASHTON WOODS USA L.L.C., said, “Our preliminary financial results for the fiscal year ending May 31, 2008 reflect the difficult market conditions that exist in the homebuilding industry today, which have continued to deteriorate throughout fiscal 2008 and into fiscal 2009.”

As a result of the Company’s financial performance during the fiscal year ended May 31, 2008, at the end of the fiscal year, the Company was not in compliance with the tangible net worth, leverage ratio and land inventory ratio covenants of its senior credit facility. On August 21, 2008, the lenders under the senior credit facility delivered a notice of default to the Company with respect to the covenant compliance issues.  During the period of default, the notice prohibits the Company from making scheduled payments of interest on or otherwise repaying or purchasing its 9.5% Senior Subordinated Notes due 2015 (the “Subordinated Notes”). The Company is currently in negotiations with the lenders to address its covenant defaults.

Further, the Company is currently engaged in planning efforts to address the future requirements of its Subordinated Notes.  These plans could include a range of alternatives, including seeking an amendment or waiver under the Subordinated Notes or finding another way to satisfy the Company’s obligations.

Mr. Krobot noted, “We are optimistic of reaching agreement with the lenders under our senior credit facility and finding an acceptable solution for the Subordinated Notes.  However, terms for such agreement and solution acceptable to the Company may not be available and, therefore, there are no guarantees we will successfully achieve compliance with the senior credit facility or be able to address our future requirements under the Subordinated Notes.  Notwithstanding the current difficult market conditions, the Company continues to meet its operational objectives.”

The above reported results are preliminary and subject to change as a result of final review by management and the Company’s auditors and any final closing adjustments identified for the year.  The Company is completing the closing and audit process with its auditors, and will provide final, audited financial results in connection with the filing of its fiscal year 2008 Form 10-K.

With headquarters in Atlanta, Georgia, Ashton Woods USA L.L.C. currently operates in Atlanta, Dallas, Houston, Orlando, Phoenix, Denver and Tampa.

CONTACT:  Ashton Woods USA L.L.C.
Jerry Patava
Interim Chief Financial Officer
(416) 449-1340